EXHIBIT 99.1

Contact:	Janice Monahan
480/693-5729

FOR IMMEDIATE RELEASE: Thursday, Dec. 2, 2004

AMERICA WEST REPORTS RECORD NOVEMBER TRAFFIC

     PHOENIX—America West Airlines (NYSE:AWA) today reported traffic statistics for the month of November 2004. Revenue passenger miles (RPMs) for November 2004 were a record 1.9 billion, an increase of 14 percent from November 2003. Capacity increased 8.9 percent in November 2004 to a record 2.5 billion available seat miles (ASMs). The passenger load factor for the month of November was a record 77.4 percent. America West also reported record year-to-date RPMs of 21.4 billion, record year-to-date ASMs of 27.6 billion and a record year-to-date load factor of 77.6 percent.

     “We are pleased to report our fifth consecutive month of record load factors. In addition, our revenue per available seat mile (RASM) during November was flat on a year-over-year basis,” said Scott Kirby, executive vice president, sales and marketing. “We had a particularly strong Thanksgiving travel period including the highest passenger revenue and RASM day in America West history on Sunday, Nov. 28.”

     The following summarizes America West’s November and year-to-date traffic results for 2004 and 2003:

	November 2004	November 2003	% Change
Revenue Passenger Miles (000)	1,909,648	1,675,677	14.0
Available Seat Miles (000)	2,466,576	2,264,516	8.9
Load Factor (percent)	77.4	74.0	3.4	pts.
Enplanements	1,738,486	1,564,748	11.1

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America West Airlines
Reports November Traffic / 2

	YTD 2004	YTD 2003	% Change
Revenue Passenger Miles (000)	21,383,900	19,497,464	9.7
Available Seat Miles (000)	27,568,135	25,479,412	8.2
Load Factor (percent)	77.6	76.5	1.1	pts.
Enplanements	19,356,719	18,398,624	5.2

     America West will report to the Department of Transportation that its domestic on-time performance was 75.0 percent for the month of November and its completion factor was 98.5 percent. Rain and low visibility during two weekends in November impacted the airline’s operational performance in its Phoenix and Las Vegas hubs.

     For additional information regarding the airline’s current cost per available seat mile (CASM) guidance, fuel hedging positions, and planned capital expenditures for the remainder of 2004, please visit the investor relations update, which is located in the “About AWA” section of the airline’s Web site at www.americawest.com. The investor relations update page also includes current distribution percentages (information on the airline’s distribution channels) and fleet plan through 2007.

     America West Airlines is the nation’s second largest low-fare airline and the only carrier formed since deregulation to achieve major airline status. America West’s 13,000 employees serve nearly 55,000 customers a day in 96 destinations in the U.S., Canada, Mexico and Costa Rica.

-AWA-